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Registration Statement No.

U.S SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AXONYX INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA (State or Other Jurisdiction of Incorporation or Organization)	86-0883978 (I.R.S. Employer Identification No.)

825 THIRD AVENUE, 40th FLOOR
NEW YORK, NEW YORK 10022
(212) 688-4770
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Marvin S. Hausman, M.D., President & Chief Executive Officer
825 Third Avenue, 40th Floor
New York, New York 10022
(212) 688-4770
(Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share(1)	1,970,000	$3.12	$6,146,400	$1,468.99

Common stock reserved for issuance upon exercise of warrants(2)	1,085,000	$3.91	$4,242,350	$1,013.92

Common stock reserved for issuance upon exercise of warrants(2)	753,000	$11.00	$8,283,000	$1,979.64

Common stock reserved for issuance upon exercise of warrants(2)	66,000	$7.12	$469,920	$112.31

Common stock reserved for issuance upon exercise of warrants(2)	24,000	$6.81	$163,440	$39.06

Total	3,898,000		$19,305,110	$4,613.92

(1)
The price of $3.12, the average of the high and low prices of Axonyx's common stock on the Nasdaq National Market on December 27, 2001, is set forth solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

(2)
Pursuant to Rule 457(g), the registration fee for the common stock reserved for issuance upon exercise of warrants is calculated based on the exercise price of the respective warrants. Under Rule 416, there are also being registered additional shares of common stock that may be issuable under the anti-dilution provisions of the warrants.

   The information in this prospectus is not complete and may be changed. Axonyx may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Subject to completion, dated January 3, 2002.

    The information in this prospectus is not complete and may be changed. The selling security holders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus

AXONYX INC.

3,898,000 shares of common stock

    This prospectus covers the offer and sale of up to 3,898,000 shares of common stock of Axonyx Inc. from time to time by certain selling security holders named in this prospectus.

    The shares being offered by the selling security holders include:

  •
  1,970,000 shares of our issued and outstanding common stock currently held by the selling security holders; and

  •
  1,928,000 shares of common stock issuable upon exercise of outstanding warrants to purchase common stock.

    You should read this document and any prospectus supplement or amendment carefully before you invest.

    The prices at which the selling security holders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares of common stock.

    Our common stock is traded on the Nasdaq National Market under the symbol "AXYX". On January 2, 2002, the last reported sale price for our common stock was $3.40 per share.

    The common stock offered involves a high degree of risk. See "Risk Factors" commencing on page 4 for a discussion of some important risks you should consider before buying any shares of common stock.

    Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [ ], 2002

    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document may only be accurate on the date of this document. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. Neither the delivery of this prospectus, nor any sale made under this prospectus shall, under any circumstances, imply that the information in this prospectus is correct as of any date after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's public reference room in Washington, D.C. is located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

  1.
  Our Annual Report on Form 10-KSB for the year ended December 31, 2000, as amended (file no. 000-25571);

  2.
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, as amended, and September 30, 2001;

  3.
  Our Current Report on Form 8-K dated December 13, 2001;

  4.
  Our Proxy Statement dated May 22, 2001; and

  5.
  The description of our common stock set forth in our Amendment No. 1 to Registration Statement on Form 10-SB, filed with the SEC on August 10, 1999.

    The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

    This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Descriptions of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, each statement being qualified in its entirety by such reference. At your written or telephonic request, we will provide you, without charge, a copy of any of the information that is incorporated by reference herein (excluding exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Direct your request to us by writing or telephoning us at:

Axonyx Inc.
825 Third Ave., 40th Floor
New York, New York 10022
Attention: Michael Strage, Vice President & Treasurer
telephone (212) 688-4770.

THE COMPANY

    We are engaged in the business of acquiring and developing novel post-discovery central nervous system drug candidates, primarily in areas of memory and cognition. We acquire patent rights to central nervous system (CNS) pharmaceutical compounds we believe may have significant potential market impact and work to advance the compounds through clinical development towards regulatory approval. We have acquired worldwide exclusive patent rights to three main classes of therapeutic compounds designed for the treatment of Alzheimer's Disease (AD), Mild Cognitive Impairment, and related diseases. We have also acquired patent rights to a fourth class of potential therapeutic compounds designed for this treatment of prion related diseases. We licensed these patent rights from New York University and, via a sublicense, from the National Institutes of Health/National Institute on Aging. We have an ongoing research and development relationship with the NIA.

    We out-source much of our preclinical research and development, utilizing contracting research organizations. We are also funding a researcher at the NIA's laboratories. We have entered into a License Agreement with Applied Research Systems ARS Holding N.V. (ARS), a subsidiary of Serono International, S.A. (Serono), a Swiss biopharmaceutical company, under which ARS is undertaking research on certain of our licensed technologies. We received an up-front fee, and may receive milestone payments and royalties, under the License Agreement. In addition, we are sponsoring the development of a diagnostic test for AD at the University of Melbourne (Australia) and are sponsoring research at Thomas Jefferson University on a potential pharmaceutical compound named Gilatide and related analog compounds that are designed to enhance memory and cognition. We intend to develop other corporate partnerships with established and well capitalized pharmaceutical companies for the clinical development of our compounds and for their potential production, commercialization and marketing. However, we cannot assure you we will be successful in establishing these relationships. We do not currently maintain any laboratory or research premises.

    We have licensed a portfolio of CNS drugs addressing three distinct therapeutic approaches that have all demonstrated activity in treating what is believed to be the primary cause of Alzheimer's Disease in preclinical development: (1) acetylcholinesterase inhibitors, (2) butyrylcholinesterase inhibitors and (3) amyloid inhibitory peptides. Each class of compounds has a different target and represents an innovative platform for the development of pharmaceutical products for the diagnosis and treatment of AD. We also acquired patent rights to prion inhibitory peptides, a potential therapeutic approach to prion related diseases. We have licensed to ARS the amyloid and prion inhibitory therapeutic approaches.

    Our current business strategy is to pursue the development of four different types of pharmaceutical products for the treatment of AD, a diagnostic test for AD, and a pharmaceutical product for prion-related diseases. Our AD targeted approaches include:

  (1)
  Phenserine, an inhibitor of acetylcholinesterase;

  (2)
  a butyrylcholinesterase inhibitor which will be chosen from a series of selectively acting compounds, the best studied of which is Phenethylnorcymserine;

  (3)
  potential compounds based on the Gilatide technology; and

  (4)
  through our sublicense with ARS, a subsidiary of Serono, which is described in greater detail below, compounds called Amyloid Inhibitory Peptides (AIPs) which may prevent and reverse the formation of amyloid plaques in AD.

    We are sponsoring the development of a diagnostic test for AD at the University of Melbourne (Australia). Through our sublicense with ARS, Serono is conducting research on compounds called Prion Inhibitory Peptides (PIPs) designed for the diagnosis and treatment of prion diseases such as

Bovine Spongiform Encephalopathy (also known as Mad Cow Disease) and the human form of the disease, Creutzfeldt Jakob Disease, new variant.

    On October 1, 1999, we signed a Sponsored Research Agreement with the University of Melbourne (Australia). Under the agreement, we committed to fund a research project at the University of Melbourne to develop a diagnostic test for Alzheimer's Disease. We are funding this research for a three-year period ending October 1, 2002 for approximately $60,000 per year. Each party will equally own any new resulting intellectual property as tenants in common. We are also paying the expenses and fees associated with the filing and prosecution of any patent applications covering the intellectual property resulting from the research project. In addition, the University of Melbourne granted us an option to acquire an exclusive worldwide license to the intellectual property or patent resulting from the research project, and to an existing patent application covering an Alzheimer's Disease diagnostic test, in each case, on licensing terms outlined in the Sponsored Research Agreement.

    On May 2, 2000, ARS, a subsidiary of Serono, exercised its right to license certain of our patent rights under the Development Agreement and Right to License signed with us in May of 1999. Under that agreement, ARS paid us a $250,000 non-refundable fee for the right to license. Pursuant to the resulting License Agreement, which became effective on September 15, 2000, ARS acquired exclusive worldwide patent rights to our AIP and PIP technologies. Furthermore, ARS has continued the research and development of the AIP and PIP technologies initiated during the term of the Development Agreement and Right to License. We cannot assure you that additional revenues from patent licensing or that revenue from research and development contracts will be generated in fiscal year 2002.

    Upon the execution of the License Agreement with ARS on September 15, 2000, we generated $1.5 million of revenue in the form of an up-front license fee. We may generate additional revenues from ARS if certain development milestones are reached concerning the licensed compounds or other products and related intellectual property, although such milestone payments may not occur in fiscal year 2002 or at all. We cannot assure you that licensed compounds or products will reach any particular stage of development requiring a milestone payment, that licensed compounds or products will ever reach the market giving rise to royalty payments, or that additional revenues from patent licensing will be generated.

    On April 1, 2001, we entered into a Research Agreement with Thomas Jefferson University under which we agreed to fund a Gilatide Research Program for two years at a cost of $125,000 per year. The research program concerns a potential pharmaceutical compound named Gilatide and related analog compounds that are designed to enhance memory and cognition. In addition, Thomas Jefferson University granted us an option to acquire from the University a worldwide exclusive license to a patent application pertaining to the Gilatide technology and to any invention arising out of the research program.

    Axonyx was incorporated in Nevada on July 29, 1997. Our principal executive offices are located at 825 Third Avenue, 40th Floor, New York, New York 10022, and our telephone number is (212) 688-4770.

RISKS AND UNCERTAINTIES

You should carefully consider the risks described below in evaluating Axonyx and our business. If any of the following risks actually occur, our business could be harmed. This could cause the price of our stock to decline. This prospectus contains, in addition to historical information, forward-looking statements, including statements about future plans, objectives, and intentions, that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause or contribute to these differences include those discussed below and elsewhere in this prospectus.

Risks Related to Our Business

We have a limited operating history. We have a large accumulated deficit and may never become profitable.

    We have a limited operating history upon which investors may base an evaluation of our likely future performance. Since we began operations in 1997 we have been engaged in developing our research programs, recruiting outside directors, employees and key consultants, and consummating patent licensing agreements. To date, we have not had any laboratory facilities in which to conduct any research and will not have any operational laboratories of our own in the near future. We have had only limited revenue from license fees to date. As of September 30, 2001, we had an accumulated deficit of $17,927,000 and our operating losses are continuing.

We have no products available for sale and we may never be successful in developing products suitable for commercialization.

    All of our drug candidates are at an early stage of development and all of our drug candidates will require expensive and lengthy testing and regulatory clearances. None of our drug candidates have been approved by regulatory authorities. We have no products available for sale and we do not expect to have any products commercially available for several years, if at all. There are many reasons that we may fail in our efforts to develop our drug candidates, including that:

  •
  our drug candidates will be ineffective, toxic or will not receive regulatory clearances,

  •
  our drug candidates will be too expensive to manufacture or market or will not achieve broad market acceptance,

  •
  third parties will hold proprietary rights that may preclude us from developing or marketing our drug candidates, or

  •
  third parties will market equivalent or superior products.

    The success of our business depends upon our ability to successfully develop potential drug products from our preclinical research programs.

  •
  We cannot assure you that our research will lead to the discovery of any therapeutic agents.

  •
  If any potential products are identified, they will require significant additional research, development, preclinical and clinical testing, regulatory approval and substantial additional investment prior to commercialization.

  •
  Any potential products we identify may not be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, or be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.

Our product candidates may not successfully complete clinical trials required for commercialization, and as a result our business may never achieve profitability.

    To obtain regulatory approvals needed for the sale of our drug candidates, we must demonstrate through preclinical testing and clinical trials that each drug candidate is both safe and effective for the human population that it was intended to treat. The clinical trial process is complex and the regulatory environment varies widely from country to country. Positive results from preclinical testing and early clinical trials do not ensure positive results in the pivotal human clinical trials. Many companies in our industry have suffered significant setbacks in pivotal clinical trials, even after promising results in earlier trials. The results from our trials may show that our drug candidates produce undesirable side effects in humans or that our drug candidates are not safe or effective. Such results could cause us or regulatory authorities to interrupt, delay or halt clinical trials of a drug candidate. Moreover, we, the FDA, or foreign regulatory authorities may suspend or terminate clinical trials at any time if we or they believe the trial participants face unacceptable health risks or that our drug candidates are not safe or effective.

    Clinical trials are lengthy and expensive. They require adequate supplies of drug substance and sufficient patient enrollment. Patient enrollment is a function of many factors, including:

  •
  the size of the patient population,

  •
  the nature of the protocol (i.e., how the drug is given, and the size and frequency of the dose),

  •
  the proximity of patients to clinical sites, and

  •
  the eligibility criteria for the clinical trial (i.e., age group, level or symptoms, etc.).

    Delays in patient enrollment can result in increased costs and longer development times. Even if we successfully complete clinical trials, we may not be able to file any required regulatory submissions in a timely manner and we may not receive regulatory approval for the particular drug candidate that was tested.

    In addition, if the FDA or foreign regulatory authorities require additional clinical trials, we could face increased costs and significant development delays. Changes in regulatory policy or additional regulations adopted during product development and regulatory review of information we submit could also result in delays or rejections.

We cannot assure you that we will have future revenue or operating profits and you could lose your entire investment.

    We expect to incur substantial operating losses for at least the next several years. We currently have limited sources of revenue other than interest income, and we cannot assure you that we will be able to develop other revenue sources or that our operations will become profitable, even if we are able to commercialize any products. Other than interest income, the only revenue that we have realized to date has been fees totaling $1.75 million paid by Applied Research Systems ARS Holding N.V., a subsidiary of Serono International, S.A. under the terms of the Development Agreement and Right to License and the subsequent License Agreement. If we do not generate significant increases in revenue, at some point in the future we may not be in a position to continue operations and investors could lose their entire investment.

If we fail to comply with the terms of our licensing agreements our licensors may terminate certain licenses to patent rights, causing us to lose valuable intellectual property assets.

    Under the terms of our licensing agreements with each of our patent licensors, New York University and CURE, LLC, (our rights to certain patents under the CURE license are via a sublicense to CURE from the United States Public Health Service on behalf of the National Institute of Aging), our exclusive license to the patent rights covering all of our drug candidates may be terminated if we fail to meet our obligations to the licensors. We have not, as of the date of this prospectus, received notice of default of any of our obligations. If we receive written notice of our default or material breach of any of our obligations under the licensing agreements, we must cure the default within ninety days under the license with CURE or sixty days under the license with New York University, or the relevant licensor may terminate the license. After such termination, we would not be entitled to make any further use whatsoever of the licensed patent rights, or any related licensed know-how. Upon termination of most of our license agreements, we are required to return the licensed technology to our licensors. Since we sublicensed the technology licensed from New York University to ARS, a subsidiary of Serono, such termination could also cause us to lose some or all of our future revenues under this sublicense agreement or under any other future sublicensing agreements concerning our patent rights to other drug candidates, if any.

    The performance of our obligations to the licensors will require increasing expenditures as the development of the licensed drug compounds proceeds. We cannot guarantee that we will be capable of raising the funds necessary to meet our obligations under the license agreements, sublicense part or all of our licensed drug compounds to a third party capable of undertaking the obligations, or fulfill additional licensing obligations.

We do not currently have the capability to undertake manufacturing, marketing, or sales of any potential products and we have limited personnel to oversee clinical testing and the regulatory approval process.

    We have not invested in manufacturing, marketing or product sales resources. We cannot assure you that we will be able to acquire such resources. We will also need to hire additional personnel skilled in the clinical testing and regulatory compliance process if we develop additional product candidates with commercial potential. We have no history of manufacturing or marketing. We cannot assure you that we will successfully manufacture or market any product we may develop, either independently or under manufacturing or marketing arrangements, if any, with other companies. We currently do not have any arrangements with other companies, and we cannot assure you that any arrangements with other companies can be successfully negotiated or that such arrangements will be on commercially reasonable terms. To the extent that we arrange with other companies to manufacture or market our products, if any, the success of such products may depend on the efforts of those other companies.

If we need additional funds and are unable to raise them, we will have to curtail or cease operations.

    Our drug development programs and the potential commercialization of our drug candidates require substantial working capital, including expenses for preclinical testing, chemical synthetic scale-up, manufacture of drug substance for clinical trials, toxicology studies, clinical trials of drug candidates, payments to our licensors and potential commercial launch of our drug candidates. Our future working capital needs will depend on many factors, including:

  •
  the progress and magnitude of our drug development programs,

  •
  the scope and results of preclinical testing and clinical trials,

  •
  the cost, timing and outcome of regulatory reviews,

  •
  the costs under current and future license and option agreements for our drug candidates, including the costs of obtaining and maintaining patent protection for our drug candidates,

  •
  the costs of acquiring any technologies or additional drug candidates,

  •
  the rate of technological advances,

  •
  the commercial potential of our drug candidates,

  •
  the magnitude of our administrative and legal expenses, including office rent, and

  •
  the costs of establishing third party arrangements for manufacturing.

    We have incurred negative cash flow from operations since we incorporated and do not expect to generate positive cash flow from our operations for at least the next several years. Therefore, we expect that we will need additional future financings to fund our operations. We anticipate that we will need to raise additional funds prior to commencing any new clinical trials. We may not be able to obtain adequate financing to fund our operations, including any new clinical trials, and any additional financing we obtain may be on terms that are not favorable to us. In addition, any future financings could substantially dilute our stockholders. If adequate funds are not available we will be required to delay, reduce or eliminate one or more of our drug development programs, to enter into new collaborative arrangements on terms that are not favorable to us (i.e., the collaborative arrangements could result in the transfer to third parties of rights that we consider valuable), or to cease operations altogether.

    To facilitate our ability to raise additional equity capital, on October 25, 2000, we entered into the equity line arrangement pursuant to which we may be able to issue and sell up to $25 million of our common stock over the next two years. There are conditions and limitations on the obligations of Ramius Securities, LLC, the underwriter, and Ramius Capital Group, LLC, the investor, with respect to the issuance and sale of our common stock. In particular, the underwriter's and investor's obligations are subject to certain share price and trading volume limitations which could curtail the number of shares of common stock they are obligated to sell or purchase, as the case may be, regardless of the number of shares of common stock we request to be sold. In some circumstances, such as an average trading price of less than $6.55 per share, or less than any higher floor price specified by us, they will have no obligation to sell or purchase our common stock, even if we request them to do so. In addition, we may elect not to sell shares of common stock if we believe that market conditions are unfavorable.

We are dependent on non-employee scientific personnel and executive officers, most of whom do not have employment contracts.

    Because of the specialized scientific nature of our business, we are highly dependent upon our ability to attract and retain qualified scientific and management personnel. The loss of our President and Chief Executive Officer, Dr. Marvin Hausman, and/or other executive officers would be detrimental to us. We currently have written employment agreements with only two of our executive officers. We do not have employment agreements with key scientific personnel who are doing research at New York University and the National Institute of Aging under research and licensing agreements with those institutions, and can have no assurance that such personnel will continue to be employed in such research.

    There is intense competition for qualified personnel in the areas of our activities, and there can be no assurance that we will be able to continue to attract and retain qualified personnel necessary for the development of our business. Loss of the services of or failure to recruit additional key scientific and technical personnel would be detrimental to our research and development programs and business.

    Most members of our Scientific Advisory Board and our other scientific consultants are employed by academic and research institutions, or are self-employed. For this reason, our advisors and consultants will be able to devote only a portion of their time to us. In addition, it is possible, in certain circumstances, that inventions or processes discovered by them will not become the property of our company but will be the property of their full-time employers.

Our business could be harmed if we fail to protect our intellectual property.

    We have licensed rights to certain patented and patent pending proprietary technology from NYU and CURE LLC to which we are obligated to pay royalties if we or our sublicensees develop products based upon the licensed technology. Because of the substantial length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the pharmaceutical industry places considerable importance on patent and trade secret protection for new technologies, products and processes. In addition to the five issued patents, we and our licensors have filed three patent applications in the United States. We and our licensors have filed patent applications in other countries, and we may seek additional patents in the future. Our patent position, like that of many pharmaceutical companies, is uncertain and involves complex legal and factual questions for which important legal principles are unresolved. We may not develop or obtain rights to products or processes that are patentable. Even if we do obtain patents, they may not adequately protect the technology we own or have in-licensed. In addition, others may challenge, seek to invalidate, infringe or circumvent any patents we own or in-license, and rights we receive under those patents may not provide competitive advantages to us. Further, the manufacture, use or sale of our products or processes, if any, may infringe the patent rights of others.

    We cannot assure you as to the breadth or the degree of protection that any such patents, if issued, will afford us or that any patents based on the patent applications will be issued at all. In addition, we cannot assure you that others will not independently develop substantially equivalent proprietary information or otherwise obtain access to our know-how or that others may not be issued patents that may require licensing and the payment of significant fees or royalties by us for the pursuit of our business.

    Several pharmaceutical and biotechnology companies, universities and research institutions may have filed patent applications or received patents that cover technologies similar to ours. Our ability to make, use or sell any of our drug candidates may be blocked by patents that have been or will be issued to third parties that we may not be aware of. The United States patent applications are confidential while pending in the Patent and Trademark Office, and patent applications filed in foreign countries are often first published six months or more after filing. Therefore, until a patent is issued, we have no way of knowing if a third party has a patent that could preclude us from commercializing our drug candidates. Third party patent applications and patents could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. If other companies obtain patents with conflicting claims, we may be required to obtain licenses to these patents or to develop or obtain alternative technology. We may not be able to obtain any such license on acceptable terms or at all. Any failure to obtain such licenses could delay or prevent us from pursuing the development or commercialization of our drug candidates, which would adversely affect our business.

Potential litigation concerning patent rights could involve significant expenses and damage our business.

    In the United States, the first to invent a technology is entitled to patent protection on that technology. For patent applications filed prior to January 1, 1996, United States patent law provides that a party who invented a technology outside the United States is deemed to have invented the technology on the earlier of the date it introduced the invention in the United States or the date it filed its patent application. In foreign countries, the first party to file a patent application on a technology, not the first to invent the technology, is entitled to patent protection on that technology. Under the patent laws of most countries, a product can be found to infringe a third party patent if the third party patent expressly covers the product or method of treatment using the product, or if the third party patent covers subject matter that is substantially equivalent in nature to the product or method, even if the patent does not expressly cover the product or method.

    With respect to any of our drug candidates, litigation, patent opposition and adversarial proceedings could result in substantial costs to us. Litigation and/or proceedings could be necessary or may be initiated to enforce any patents we own or in-license, or to determine the scope, validity and enforceability of other parties' proprietary rights and the priority of an invention. The outcome of any of these types of proceedings could significantly affect our drug candidates and technology. United States patents carry a presumption of validity and generally can be invalidated only through clear and convincing evidence. If our licensors elect to institute and prosecute patent proceedings, our rights will depend in part upon the manner in which these licensors conduct the proceedings. In any proceedings they elect to initiate and maintain, these licensors may not vigorously pursue or defend or may decide to settle such proceedings on terms that are unfavorable to us. An adverse outcome of these proceedings could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease using such technology, any of which could adversely affect our business. Moreover, the mere uncertainty resulting from the initiation and continuation of any technology related litigation or adversarial proceeding could adversely affect our business pending resolution of the disputed matters.

Companies and universities that have licensed product candidates to us for clinical development and marketing are sophisticated competitors that could develop similar products to compete with our products.

    Licensing product candidates from other companies, universities or individuals does not always prevent them from developing non-identical but competitive products for their own commercial purposes, nor from pursuing patent protection in areas that are competitive with us. The partners who created these technologies are sophisticated scientists and business people who may continue to do research and development and seek patent protection in the same areas that led to the discovery of the product candidates that they licensed to us. The development and commercialization of successful new drugs from our research program is likely to attract additional research by our licensors in addition to other investigators who have experience in developing products for the memory and cognition market. By virtue of the previous research that led to the discovery of the drugs or product candidates that they licensed to us, these companies, universities, or individuals may be able to develop and market competitive products in less time than might be required to develop a product with which they have no prior experience.

Despite the use of confidentiality agreements and non-compete agreements, which themselves may be of limited effectiveness, it may be difficult for us to protect our trade secrets.

    We rely on trade secrets to protect technology in cases when we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require certain of our academic collaborators, contractors and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information.

We might face intellectual property claims that may be costly to resolve and could divert management attention.

    We may from time to time be subject to claims of infringement of other parties' proprietary rights. We could incur substantial costs in defending ourselves in any suits brought against us claiming infringement of the patent rights of others or in asserting our patent rights in a suit against another company. Adverse determinations in any litigation could subject us to significant liabilities to third parties, require us to seek costly licenses from third parties and prevent us or our sublicencees from manufacturing and selling our potential products.

Third party co-ownership concerning certain of our in-licensed patent rights could affect any future decision to commercialize certain drug candidates.

    There are significant risks regarding the patent rights surrounding Phenethylnorcymserine (PENC), one of our in-licensed drug candidates. Because we do not own the patent rights exclusively, any future decisions to commercialize PENC may be adversely impacted due to patent rights held by third parties other than our licensors. In addition, even if our patent rights are not adversely impacted, we may still attempt to obtain licenses from the third party patent holders to reduce or eliminate the risks relating to our development and commercialization efforts. Such licenses may not be available on acceptable terms or at all and may impair our ability to commercialize PENC. A decision not to commercialize this drug candidate could adversely affect our business.

    Because we depend on third parties for the acquisition and development of drug candidates, we may not be able to successfully acquire additional drug candidates or commercialize or develop our current drug candidates.

    We do not currently nor do we intend to engage in drug discovery for drug candidate acquisition. Our strategy for obtaining additional drug candidates is to utilize the relationships of our management team and scientific consultants to identify drug candidates for in-licensing from companies, universities, research institutions and other organizations. It is possible that we may not succeed in acquiring additional drug candidates on acceptable terms or at all.

    We have engaged and intend to continue to engage third party contract research organizations and other third parties to help us develop our drug candidates. Although we have designed the clinical trials for our drug candidates, the contract research organizations have conducted all of our clinical trials. As a result, many important aspects of our drug development programs have been and will continue to be outside of our direct control. In addition, the contract research organizations may not perform all of their obligations under arrangements with us. If the contract research organizations do not perform clinical trials in a satisfactory manner or breach their obligations to us, the development and commercialization of any drug candidate may be delayed or precluded.

If our drug candidates do not achieve market acceptance, our business may never achieve profitability.

    Our success will depend on the market acceptance of any products we may develop. The degree of market acceptance will depend upon a number of factors, including the receipt and scope of regulatory approvals, the establishment and demonstration in the medical community of the safety and effectiveness of our products and their potential advantages over existing treatment methods, and reimbursement policies of government and third party payors. Physicians, patients, payors or the medical community in general may not accept or utilize any product that we may develop.

Our controlling stockholders may make decisions that you do not consider to be in your best interest.

    As of September 30, 2001, our directors, executive officers and their affiliates beneficially owned approximately 28% of our outstanding common stock. As a result, our controlling stockholders are able to significantly influence all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control of Axonyx that may be favored by other stockholders.

We are significantly controlled by our management.

    Our executive officers comprise three of the six members of the Board of Directors. As a result, our management has the ability to exercise influence over our significant matters. This high level of influence may have a significant effect in delaying, deferring or preventing a change of control of our company.

Risks Related to Our Industry

Potential technological changes in our field of business create considerable uncertainty.

    We are engaged in the biopharmaceutical field, which is characterized by extensive research efforts and rapid technological progress. New developments in Alzheimer's Disease research are expected to continue at a rapid pace in both industry and academia. We cannot assure you that research and discoveries by others will not render some or all of our programs or product candidates noncompetitive or obsolete.

    Our business strategy is based in part upon inhibition of amyloid conformational change and amyloid precursor protein processing and the application of these new and unproven technologies to the development of biopharmaceutical products for the treatment of Alzheimer's Disease and other human diseases. We cannot assure you that unforeseen problems will not develop with these technologies or applications or that commercially feasible products will ultimately be developed by us.

The markets in which we seek to participate are intensely competitive and many of our competitors are better capitalized and have more experience than we do.

    There are many companies, both public and private, including well-known pharmaceutical companies, engaged in developing synthetic pharmaceutical and biotechnological products for human therapeutic applications in the Alzheimer's Disease area. Many of these companies have substantially greater capital, research and development and human resources and experience than us and represent significant long-term competition for us. In addition, many of these competitors have significantly greater experience than us in undertaking preclinical testing and clinical trials of new pharmaceutical products and obtaining FDA and other regulatory approvals. Furthermore, if we or our current or any future licensee is permitted to commence commercial sales of any product, we or our licensee will also be competing with companies that have greater resources and experience in manufacturing, marketing and sales. We have no experience in these areas. These other companies may succeed in developing products that are more effective or less costly than any that may be developed by us or our future licensee and may also prove to be more successful than us or our future licensee in production and marketing. Competition may increase further as a result of the potential advances in the commercial applicability of peptide chemistry and greater availability of capital for investment in these fields. Other companies are engaged in research and product development based on amyloidogenesis and acetylcholinesterase inhibition.

    Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and biotechnology companies. Academic institutions, governmental agencies and other public and private research organizations are also becoming increasingly aware of the commercial value of their inventions and are more actively seeking to commercialize the technology they have developed.

    If we successfully develop and obtain approval for our drug candidates, we will face competition based on the safety and effectiveness of our products, the timing and scope of regulatory approvals, the availability of supply, marketing and sales capability, reimbursement coverage, price, patent position and other factors. Our competitors may develop or commercialize more effective or more affordable products, or obtain more effective patent protection, than we do. Accordingly, our competitors may commercialize products more rapidly or effectively than we do, which could hurt our competitive position.

We cannot assure you of FDA approval for our potential products and government regulation may impact our development plans.

    The FDA and comparable agencies in foreign countries impose rigorous safety and efficacy requirements on the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing procedures and other costly and time-consuming procedures. Satisfaction of these requirements typically takes a number of years and varies substantially based upon the type, complexity and novelty of the pharmaceutical compounds. All but one of our drug product candidates are currently in various stages of pre-clinical development and consequently significant regulatory hurdles remain before any application for regulatory approval can be submitted. Only one of our drug product candidates has been tested in human clinical trials. We cannot assure you that the drug candidates currently in preclinical development will elicit similar results in human testing to the results in animal testing. We cannot predict with any certainty when we may submit product candidates for FDA or other regulatory approval.

    Government regulation also affects the manufacture and marketing of pharmaceutical products. The effect of government regulation may be to delay marketing of our new products, if any, for a considerable period of time, to impose costly procedures upon our activities and to furnish a competitive advantage to larger companies that compete with us. We cannot assure you that FDA or other regulatory approval for any products developed by us will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals would adversely affect the marketing of our products and the ability to generate product revenue. Government regulation may increase at any time creating additional hurdles for us. The extent of potentially adverse government regulation which might arise from future legislation or administrative action cannot be predicted.

We are subject to extensive government regulation and may fail to receive regulatory approval which could prevent or delay the commercialization of our products, if any.

    Any approval of our drug candidates may be contingent on post-marketing studies or other conditions and the approval of any of our drug candidates may limit the indicated uses of the drug candidate. Further, even if our drug candidates receive regulatory approval, we may still face difficulties in entering into collaborative arrangements for the marketing and manufacturing of those drug candidates. A marketed product, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections. The discovery of non-compliance with regulatory requirements with respect to a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

  •
  fines,

  •
  suspended regulatory approvals,

  •
  refusal to approve pending applications,

  •
  refusal to permit exports from the United States,

  •
  product recalls,

  •
  seizure of products,

  •
  injunctions,

  •
  operating restrictions, and

  •
  criminal prosecutions.

Health care reform measures and third party reimbursement practices are uncertain and may adversely impact the commercialization of our products, if any.

    The efforts of governments and third party payors to contain or reduce the cost of health care will continue to affect the business and financial condition of drug companies. A number of legislative and regulatory proposals to change the health care system have been proposed in recent years. In addition, an increasing emphasis on managed care in the United States has and will continue to increase pressure on drug pricing. While we cannot predict whether legislative or regulatory proposals will be adopted or what effect those proposals or managed care efforts may have on our business, the announcement and/or adoption of such proposals or efforts could have an adverse effect on our profit margins and financial condition. Sales of prescription drugs depend significantly on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. These third party payors frequently require that drug companies give them predetermined discounts from list prices, and they are increasingly challenging the prices charged for medical products and services. We expect that reimbursement pressures will continue in the future. If we succeed in bringing, through collaborative arrangements, one or more products to the market, these products may not be considered cost effective and reimbursement to the consumer may not be available or sufficient to allow us to sell our products on a competitive basis.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

    The testing and marketing of drug products entail an inherent risk of product liability. If we cannot successfully defend ourselves against liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. We currently carry clinical trial insurance but do not carry product liability insurance. We may not be able to obtain insurance at a reasonable cost, if at all. While under various circumstances we are entitled to be indemnified against losses by our corporate collaborators, indemnification may not be available or adequate should any claims arise.

Risks Related to this Offering

We do not pay cash dividends.

    We have never paid dividends and do not presently intend to pay any dividends in the foreseeable future.

Sales of our common stock may cause our stock price to decline.

    The sale of our shares by the selling security holders under this prospectus, or even the potential of such sale, may have an adverse effect on the price of our common stock.

    The sale of our shares in the future may also have an adverse effect on the price of our common stock. There are currently approximately 7.1 million shares of our common stock outstanding that are "restricted securities" as that term is defined by Rule 144 under the Securities Act of 1933, other than shares of common stock issued to selling security holders. Such shares will be eligible for public sale only if registered under the Securities Act or if sold in accordance with Rule 144. Under Rule 144, a person who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. The timing and amount of sales of common stock that are currently restricted securities could have a depressive effect on the future market price of our common stock.

There is only a limited trading market for our common stock and it is possible that you may not be able to sell your shares easily.

    There is currently only a limited trading market for our common stock. Our common stock trades on the Nasdaq National Market under the symbol "AXYX" with very limited trading volume. We cannot assure you that a substantial trading market will ever develop (or be sustained, if developed) for our common stock.

The market price of our stock may be adversely affected by market volatility.

    The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

  •
  announcements of the results of clinical trials by us or our competitors,

  •
  developments with respect to patents or proprietary rights,

  •
  announcements of technological innovations by us or our competitors,

  •
  announcements of new products or new contracts by us or our competitors,

  •
  actual or anticipated variations in our operating results due to the level of development expenses and other factors,

  •
  changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates,

  •
  conditions and trends in the pharmaceutical and other industries,

  •
  new accounting standards,

  •
  general economic, political and market conditions and other factors, and

  •
  the occurrence of any of the risks described in these "Risk Factors."

    In the past, following periods of volatility in the market price of the securities of companies in our industry, securities class action litigation has often been instituted against those companies. If we face such litigation in the future, it would result in substantial costs and a diversion of management attention and resources, which would negatively impact our business.

    Declines in our stock price might harm our ability to issue equity under various financing arrangements including our equity line arrangement with Ramius or other transactions. The price at which we issue shares in such transactions is generally based on the market price of our common stock and a decline in our stock price would result in our needing to issue a greater number of shares to raise a given amount of funds or acquire a given amount of goods or services. For this reason, a decline in our stock price might also result in increased ownership dilution to our stockholders. A low stock price might impair our ability to raise capital under the equity line because the underwriter and the investor are not obligated to sell or purchase shares of our common stock under the equity line on a given day if our average stock price during such day is less than $6.55 per share or less than any higher floor price specified by us.

The future issuance of common stock upon exercise of warrants and stock options may depress the price of our common stock.

    To date, we have granted options to purchase an aggregate of 2,895,100 shares of our common stock to our employees, officers, directors, and consultants under our 2000 and 1998 Stock Option Plans. We have made grants of options to purchase an aggregate of 515,000 shares of our common stock, which grants are subject to stockholder approval. We may issue options to purchase an additional 104,900 shares of our common stock under the 2000 and 1998 Stock Option Plans. In addition, we may make future grants of up to 485,000 shares of our common stock under our 2000 Stock Option Plan, subject to stockholder approval.

    In addition, we have granted options to purchase an aggregate of 129,000 shares of common stock outside of our Stock Option Plans to consultants and others.

    There are currently outstanding warrants to purchase an aggregate of 1,988,000 shares of common stock, including warrants held by the selling security holders.

    During the respective terms of the warrants and options granted or to be granted under our stock option plans or outside the plans, the holders thereof are given an opportunity to benefit from a rise in the market price of the common stock, with a resultant dilution of the interests of existing stockholders. The existence of these warrants and options could make it more difficult for us to obtain additional financing while such securities are outstanding. The holders may be expected to exercise their rights to acquire common stock and sell at a time when we would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these warrants and options.

Our stock price could decline and our stockholders could experience significant ownership dilution due to our ability to issue shares under the equity line.

    Pursuant to the equity line arrangement with Ramius we may sell, subject to various restrictions, up to $25 million of common stock over a two-year period. The aggregate number of shares that may be issued under the equity line depends on a number of factors, including the market price and trading volume of our common stock during each 15-trading day selling period. Because the price of any shares we choose to sell under the equity line is based on the market price of the common stock on the date of sale, both the number of shares we would have to sell in order to raise any given amount of funding and the associated ownership dilution experienced by our stockholders will be greater if the price of our common stock declines. The lowest price at which common stock may be sold under the equity line is $6.55 per share. The perceived risk associated with the possible sale of a large number of shares under the equity line could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of our common stock under the equity line could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

FORWARD-LOOKING STATEMENTS

    This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended. All statements, other than statements of historical facts, included in, or incorporated by reference into this prospectus, are forward-looking statements. In addition, when used in this document, the words "anticipate", "estimate", "project", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to various risks or uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that such expectations will prove to have been correct. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results unless required by law.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares by the selling security holders, although we will receive the exercise price of the warrants upon exercise by the selling security holders. We plan to use the exercise price for working capital. All proceeds from the sale of the shares of common stock covered by this prospectus will go to the selling security holders who offer and sell their shares.

SELLING SECURITY HOLDERS

    On December 4, 2001, we closed a private placement of 1,970,000 shares of common stock and warrants to purchase an additional 985,000 shares of common stock. This prospectus covers the 1,970,000 common shares and the 985,000 warrant shares, as well as 943,000 shares of common stock issuable upon the exercise of previously issued and outstanding warrants. We have listed below:

  •
  the name of each selling security holder;

  •
  the number of shares of common stock beneficially owned by the selling security holder as of the date of this prospectus;

  •
  the maximum number of shares of common stock being offered by each of them in this offering; and

  •
  the number of shares of common stock to be owned by the selling security holder after this offering (assuming sale of such maximum number of shares).

    After the offering, assuming all shares offered hereby are sold, none of the selling security holders will own one percent or more of the outstanding shares of our common stock, with the exception of Albert D. Angel, who will own approximately 5.8% of the outstanding shares of our common stock, and Boundary Bay Investments Ltd, which will own approximately 3% of the outstanding shares of our common stock.

    Except as otherwise noted below, during the last three years no selling security holder has been an officer, director or affiliate of our company, nor has any selling security holder had any material relationship with our company during that period.

    The shares being offered hereby are being registered to permit public secondary trading, and the selling security holders are under no obligation to sell all or any portion of their shares of common stock included in this prospectus. The information contained in the following table is derived from our books and records, as well as from information supplied by our transfer agent and the selling security holders. The following table assumes the sale of all shares included in this prospectus.

Selling Security Holder	Shares Owned Prior to this Offering	Shares Available Pursuant to this Prospectus(1)	Shares Owned After Offering
Andiman, Ronald M. and Felice R.	3,000	1,000	2,000
Angel, Albert D.(2)	1,039,000	8,000	1,031,000
Angerman Family Trust	92,000	4,000	88,000
Asbach, Manfred W.	6,000	2,000	4,000
Asbach-Moller-Racke, Ingelore	6,000	2,000	4,000
Ascend Partners, L.P.	56,363	56,363	0
Ascend Partners Sapient, L.P.	59,437	59,437	0
Ascend Offshore Fund Ltd.	259,200	259,200	0
Balboa Fund, L.P.	435,000	435,000	0
Ballen, Gary	19,200	11,400	7,800
Barr, Robert E. and Carol E.	8,500	2,000	6,500
Basic Resources Investment Limited	6,000	2,000	4,000
Bauer, Thomas	6,000	2,000	4,000
Berry, Wendy	6,000	2,000	4,000
Besser, Holger	1,000	1,000	0
Beverly Gordon Revocable Trust	6,000	2,000	4,000
Blue Coast Partners, L.P.	47,370	47,370	0
Blue Coast Partners II, L.P.	80,820	80,820	0
Boundary Bay Investments Ltd(3)	541,250	24,000	517,250
Bowen, Walter C.	6,000	2,000	4,000
Brandt, Achim	1,000	1,000	0
Breidenbach, Axel	2,000	2,000	0
Brooks, Andrew	2,000	2,000	0
Brourman, Steven N.	6,000	2,000	4,000
Bubman, Bernard & Judith Rivin	6,000	2,000	4,000
Burns, George M. and Mary Ellen	12,000	4,000	8,000
Byland Holdings Ltd.(4)	24,000	8,000	16,000
Charles Schwab & Co. FBO Gary & Susan Kaplan Trustees Family Trust	71,000	2,000	69,000
Charles Schwab and Co. Custodian FBO Arthur L. Soben IRA	7,000	2,000	5,000
Citi Fort Point Ltd.	35,850	35,850	0
Cohen Family Trust	6,000	2,000	4,000
Cornacchia, Louis	6,000	2,000	4,000
Corporaal, H.E. & G.M.B. Corporaal-Zwikker	6,000	2,000	4,000
Crater, Christopher M.	3,000	1,000	2,000
Crater, John P. and Deborah T.	9,000	3,000	6,000
Diercks, Stefan	1,000	1,000	0
Dietrich, Ingo	1,000	1,000	0

Dominguez, Ronald K. and Betty J.	3,000	1,000	2,000
Dufner, Ursula	14,000	6,000	8,000
Dunkel, Scott	6,000	2,000	4,000
Durr, Rudolf	2,000	2,000	0
Eberl, Engelbert	6,000	2,000	4,000
Einhorn, Marcel & Doris	6,000	2,000	4,000
Elizabeth J. Bowen Trust	3,000	1,000	2,000
Enkhuizen, Henk J., van	6,000	2,000	4,000
Eschenbacher, Sebastian	2,000	2,000	0
Esbe Holdings Ltd.	38,400	12,800	25,600
Evans, E. Victor III and Susan C.	12,000	4,000	8,000
Evans, Neil C. and Jody P.	2,000	2,000	0
Eve, Joshua & Michelle Rothstein Partnership	3,000	1,000	2,000
Feves, Michael and Christine	38,600	4,000	34,600
Feves, Sadie	13,200	4,000	9,200
Fleckenstein, Georg	3,000	1,000	2,000
The FMG Bio-Med Hedge Fund Limited	19,500	19,500	0
Franzel, Stephan	1,000	1,000	0
Friedman, Stanley N. and Leslie J.	6,000	2,000	4,000
Froschl, Mira	2,000	2,000	0
Fuhrmann, Frank	4,000	4,000	0
Funk, Rudolf	2,000	2,000	0
GAFI Beteiligungs GmbH	2,000	2,000	0
Gliemann, Heinz-Joachim	3,000	1,000	2,000
Globetrotter Investment, Inc.	12,000	4,000	8,000
Goldman Sachs GDP 2000 Master Fund Ltd.	20,610	20,610	0
Goodson & Wachtel PSP Trust	6,000	2,000	4,000
Gozdzik, Brenda and Isaac N.	6,000	2,000	4,000
Graiwer, Natalia	24,000	8,000	16,000
Great Bay A.V.V.	84,000	18,000	66,000
Green Coast Offshore Limited	115,350	115,350	0
Griffith, Scott R.	28,333	28,333	0
Griffith Shelmire Partners, Inc.	9,334	9,334	0
Grist, William A.	12,000	4,000	8,000
Guthke, Franz	1,000	1,000	0
Haberl, Wolfgang	3,000	1,000	2,000
Hackner, Georg	2,000	2,000	0
Hanegraaff, C.	6,000	2,000	4,000
Hass, Dr. Claus	2,000	2,000	0
Heuer, Eberhard Dipl. Ing.	12,000	4,000	8,000
Hicks, James B.	12,000	4,000	8,000
Hofmann, Thomas	4,000	4,000	0
Intertrend Management Ltd.	52,000	8,000	44,000
Jacoby, Gary and Cory	12,000	4,000	8,000
Jeremy A. Rothstein and Richard J. Memsic Trust, PSP Pension Plan	12,000	4,000	8,000
Jonathan L. Bowen Trust	3,000	1,000	2,000
Joseph, Charles D. and Donna M.R.	6,000	2,000	4,000
Jumper, Alfred D. M.D., P.C.	2,000	2,000	0

Kalchgruber, Gerhard	24,000	8,000	16,000
Kaplan, Natalie	6,000	2,000	4,000
Kawips Trust c/o Peter A.E. Montgomery	6,000	2,000	4,000
KCM Biomedical, L.P.	1,059,000	1,059,000	0
KCM Biomedical II, L.P.	42,000	42,000	0
KCM Biomedical Offshore Fund	334,500	334,500	0
Kellerbauer, Fritz	10,000	10,000	0
Kemp, Petrus J.A.	6,000	2,000	4,000
Khayyam, Andre	6,000	2,000	4,000
Kist-de Koster, Mrs. H.S.	24,000	8,000	16,000
Koch, Joachim	1,000	1,000	0
Konstat, Elena	12,000	4,000	8,000
Konvalin, Dr. Heribert	2,000	2,000	0
Koster, Mrs. G. de	24,000	8,000	16,000
Kreuzzer, Thomas	3,000	1,000	2,000
Kuebler, Dr. Heiner & Petra Umsonst-Kuebler	6,000	2,000	4,000
Laminet, Klaus	4,000	4,000	0
Lamonica, Tracy	11,000	2,000	9,000
Lamperstorfer, Dr. Gunther	20,000	20,000	0
Lange, Prof. Dr. Gert	2,000	2,000	0
Ledl, Patrick	6,000	2,000	4,000
Leeuwen, W.F., van	6,000	2,000	4,000
Lehrer, Lehrer, Lehrer & Graiwer Partnership	12,000	4,000	8,000
Lehrer-Graiwer, Jonathan and Shelah	54,000	18,000	36,000
LF Investment Company Ltd.	24,000	8,000	16,000
Lifshutz, Esther	63,000	2,000	61,000
Lindig, Helmuth	2,000	2,000	0
Lowry, Ann Elizabeth	3,000	1,000	2,000
Lowry, Kathryn Lynn	3,000	1,000	2,000
Maier, Dr. Richard	4,000	4,000	0
Maier, Josef	1,000	1,000	0
Malin, Donald F. Jr.	6,000	2,000	4,000
Mallee, M.M.	6,000	2,000	4,000
Mang, Norbert V.	2,000	2,000	0
Marten, Dr. Klaus	4,000	4,000	0
Marvin and Mae Goodson Family Trust	6,000	2,000	4,000
Masters, Sigmund	6,000	2,000	4,000
MCB Securities Administration N.V.	60,000	20,000	40,000
Meissner, Andreas	1,000	1,000	0
Mellick, Mark C.	11,000	2,000	9,000
Michael and Lisa Levey Revocable Trust	63,000	10,000	53,000
Michel, Erich	12,000	4,000	8,000
Miller, Becky J. and Wilkie Cheong	6,000	2,000	4,000
Milton Gordon Revocable Trust	6,000	2,000	4,000
Mohaban, Shai and Morit Sorani	3,000	1,000	2,000
Montgomery, Peter A.E.	6,000	2,000	4,000
Mullens-Schlimmer, M.A.	6,000	2,000	4,000
Muller, Helmut	2,000	2,000	0
Nagel, Karl-Heinz	2,000	2,000	0

Nathan Family Trust	12,000	4,000	8,000
Nekrasova, Ksenia	1,000	1,000	0
North Lake Advisors Ltd.	24,000	8,000	16,000
O'Brien, Michael	6,000	2,000	4,000
Oran, Michael	2,000	2,000	0
Padisha N.V.	8,000	4,000	4,000
Pechman, David B. IRA	3,000	1,000	2,000
Perceptive Life Sciences Master Fund	225,000	225,000	0
Pfannenstiel, Gert	2,000	2,000	0
Philip and Debra Sobol Trust	12,000	4,000	8,000
Pleyte, Elizabeth and Hendrik Sluiter	12,000	4,000	8,000
Prechtl, Kurt	2,000	2,000	0
Proosdy, C., van	6,000	2,000	4,000
Prudential Securities C/F P. Dennis Lowry IRA	12,000	4,000	8,000
Publisher's Data Services, Inc. Retirement Plan	6,000	2,000	4,000
Punk, Zeigel & Company(5)	92,500	92,500	0
Raab, Reinhard	1,000	1,000	0
Ratjen, Christian	12,000	4,000	8,000
Rechberg, Thomas	3,000	3,000	0
Richter, Jurn-Holger	16,000	16,000	0
Risk Control Management GmbH & CoKEG	60,000	20,000	40,000
Rodich, Gary and Bonnie	4,000	4,000	0
Ronde Bresser, Mr. N. de0	6,000	2,000	4,000
Rosen, Randy S.	2,000	2,000	0
Rosina, Ahlsen F.	6,000	2,000	4,000
Rothbaum, Wayne	90,000	90,000	0
Rowen, Kenneth H.	18,000	6,000	12,000
Schiessle, Thomas	9,000	3,000	6,000
Schlenzka, Gerd	30,000	10,000	20,000
Schlimmer, J.H.	12,000	4,000	8,000
Schwind, Ralf	2,000	2,000	0
SCO Financial Group LLC	24,000	24,000	0
SCO Securities LLC	7,500	7,500	0
Seashore Investment Ltd.	72,000	24,000	48,000
Segler, Dr. Tilman	6,000	2,000	4,000
Seibold, Gerhard	4,000	4,000	0
Seringer, Kellie L.	45,000	45,000	0
Shalmoni Family Trust	6,000	2,000	4,000
Shelmire, Jesse IV	28,333	28,333	0
Shulman, Joel Bruce	3,000	1,000	2,000
Sinel, Michael	3,000	1,000	2,000
Sirota, Harold and Geri	6,000	2,000	4,000
Sirota, Sheldon and Ruth	6,000	2,000	4,000
Sisk, Glen A. and Elizabeth A.	6,000	2,000	4,000
Soben, Dr. Arthur L. and Phyllis A.	6,000	2,000	4,000
Somers, Thomas William and Michele L.	25,000	2,000	23,000
Spiwak Family Trust	18,000	6,000	12,000
Stoody, Amy Menkes	6,000	2,000	4,000
Straub, Dr. Robert	4,000	4,000	0

Strebel, Ernst	2,000	2,000	0
Strenger, Christian	24,000	8,000	16,000
Strom, Carey B.	6,000	2,000	4,000
Symmetry Capital Partners, L.P.	30,000	30,000	0
Teunissen, M.W.E. Dr.	6,000	2,000	4,000
The Three Dophins Ltd.	8,400	2,800	5,600
Theodoor Gilissen N.V. FBO F.H. Lemberger	30,000	10,000	20,000
Theodoor Gilissen Bankiers Global Custody N.V.	132,000	44,000	88,000
Theodoor Gilissen N.V.	6,000	2,000	4,000
Tragacanth A.V.V.	12,000	4,000	8,000
Trulem Financing N.V.	48,000	16,000	32,000
Tuggle, Thomas M.	6,000	2,000	4,000
Van Scoy-Mosher, Michael B. and Cheryle	6,000	2,000	4,000
Veicht, Andrea	6,000	2,000	4,000
Veicht, Georg	6,000	2,000	4,000
Vella, Steven J.	6,000	2,000	4,000
Verhoeff, A.	6,000	2,000	4,000
Voorschoten 76 N.V.	20,000	5,000	15,000
Vree, P.J. de	6,000	2,000	4,000
Wachtel, Edward W.	16,000	2,000	14,000
Walter, Dieter	3,000	1,000	2,000
Weiner, Monte	12,000	4,000	8,000
Wellness Concepts Defined Pension Plan	6,000	2,000	4,000
Wershow & Bloom PSP FBO A. Wayne Wershow	6,000	2,000	4,000
Weston, Edward and Ann	6,000	2,000	4,000
Wilheim, Edeltraut	6,000	2,000	4,000
Winkelman, A.J.M.	6,000	2,000	4,000
Wiswall, Robert and Helen	12,000	4,000	8,000
Witemberg, Moises	42,000	4,000	38,000
Wolff, Horst and Helga	12,000	4,000	8,000
Zakowski, Jan	16,000	2,000	14,000
Zimmerman, P. David	5,500	2,000	3,500
Zirngibl, Dr. Werner	2,000	2,000	0

(1)
The number of shares being offered by the selling security holders consists of an aggregate of 1,928,000 shares issuable upon the exercise of outstanding warrants, and an aggregate of 1,970,000 outstanding shares of common stock held by the following security holders: KCM Biomedical, L.P. (706,000 shares); KCM Biomedical II, L.P. (28,000 shares); KCM Biomedical Offshore Fund (223,000 shares); The FMG Bio-Med Hedge Fund Limited (13,000 shares); Balboa Fund, L.P. (290,000 shares); Symmetry Capital Partners, L.P. (20,000 shares); Ascend Partners, L.P. (37,575 shares); Ascend Partners Sapient, L.P. (39,625 shares); Ascend Offshore Fund Ltd. (172,800 shares); Blue Coast Partners, L.P. (31,580 shares); Blue Coast Partners II, L.P. (53,880 shares); Citi Fort Point Ltd. (23,900 shares); Green Coast Offshore Limited (76,900 shares); Goldman Sachs GDP 2000 Master Fund Ltd. (13,740 shares); Perceptive Life Sciences Master Fund (150,000 shares); Wayne Rothbaum (60,000 shares); and Kellie L. Seringer (30,000 shares).

(2)
Albert Angel is the Chairman of the Board of Directors of Axonyx Inc. He acquired the common stock purchase warrants in a private placement in 1999.

(3)
Boundary Bay Investments Ltd. is a corporation controlled by Christopher Wetherhill, a director of Axonyx Inc. Boundary Bay Investments Ltd. acquired the common stock purchase warrants in a private placement in 1999.

(4)
Byland Holdings Ltd. is a corporation controlled by Christopher Wetherhill, a director of Axonyx Inc. Byland Holdings Ltd. purchased the common stock purchase warrants in a private placement in 1999.

(5)
Punk, Zeigle & Company acted as lead placement agent in our December 4, 2001 private placement.

    We have undertaken to maintain the registration current until the earlier of two years from the effective date of the registration statement of which this prospectus is a part, the date when all the shares registered thereunder have been sold or the date when selling security holders may sell under Rule 144(k) in order that sales of shares may be made by the selling security holders. We have agreed to pay for all costs and expenses incident to the issuance, offer, sale and delivery of the shares, including, but not limited to, all expenses and fees of preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of such items. We will not pay transfer taxes, selling commissions or underwriting discounts associated with any sales by the selling security holders. We have agreed to indemnify the selling security holders against civil liabilities, including liabilities under the Securities Act of 1933, arising from certain statements, omissions or violations relating to this offering. The selling security holders have agreed to indemnify us and our directors and each officer signing the registration statement against liabilities relating to the information given to us by the selling security holders in writing for inclusion in the registration statement, including liabilities under the Securities Act.

PLAN OF DISTRIBUTION

    The shares offered hereby by the selling security holders may be sold from time to time by the selling security holders. The term "selling security holder" includes the selling security holders listed herein and their pledgees, donees, transferees or other successors in interest. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place on the Nasdaq National Market or on any other organized market or quotation system where the shares may be traded, on the over-the-counter market, in transactions otherwise than on the Nasdaq National Market or on any other organized market or quotation system or the over-the-counter market, in negotiated transactions or otherwise, including ordinary broker's transactions or through sales to one or more broker-dealers for resale of the shares as principals, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. The securities may also be transferred pursuant to a gift or pledge. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with the sales of securities. Brokers, dealers or agents and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with the sale of the shares. Accordingly, any fee, commission, discount or concession received by them may be deemed to be underwriting discounts or commissions under the Securities Act.

    The shares offered by the selling security holders may be sold by one or more methods, including without limitation:

  •
  block transactions;

  •
  transactions effected with or through a broker-dealer acting either as agent or principal;

  •
  ordinary brokerage transactions and transactions in which the broker may solicit purchases;

  •
  face-to-face transactions between sellers and purchasers without a broker-dealer; and

  •
  any combination of any such methods of sale.

    In connection with the sale of shares, the selling security holders may enter into hedging transactions. For example, the selling security holders may, among other things:

  •
  enter into transactions involving short sales of the common stock by broker-dealers;

  •
  sell common stock short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

  •
  enter into put or call options or other types of transactions that require the selling security holder to deliver common stock to a broker-dealer or other person, who may then resell or transfer the common stock under this prospectus;

  •
  loan or pledge the common stock to a broker-dealer or other person, who may sell the loaned shares or, in the event of default, sell the pledged shares; or

  •
  any combination of any such transactions.

    At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, if any, the purchase price paid by any underwriter for the shares purchased from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public. For transactions effected on or through Nasdaq, those requirements may be satisfied by our delivery of copies of this prospectus to Nasdaq in compliance with Securities Act Rule 153.

    Whenever we are notified by the selling security holders that any material arrangement has been entered into with a broker-dealer, agent or underwriter for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker-dealer, agent or underwriter, we will file a supplemental prospectus, if required, pursuant to Rule 424(c) under the Act. The supplemental prospectus will disclose:

  •
  the name of each broker-dealer, agent or underwriter,

  •
  the number of shares involved,

  •
  the price at which the shares were sold,

  •
  the commissions paid or discounts or concessions allowed to broker-dealer(s), agent(s) or underwriter(s) or other items constituting compensation or indemnification arrangements with respect to particular offerings, where applicable,

  •
  that the broker-dealer(s), agent(s) or underwriter(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and

  •
  other facts material to the transaction.

    Under the securities laws of certain states, the shares may be sold by selling security holders only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Any shares of a selling security holder covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling security holder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling security holder. We will make copies of this prospectus available to the selling security holders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

LEGAL MATTERS

    The validity of the shares offered hereby, under Nevada law, were passed upon for us by Gordon & Silver, Ltd.

EXPERTS

    Richard A. Eisner & Company, LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements are incorporated by reference in reliance on the report of Richard A. Eisner & Company, LLP, given on their authority as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

    The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates, except for the registration fee.

SEC Registration Fee	$4,614
Legal Fees and Expenses*	50,000
Accounting Fees and Expenses*	4,000
Printing Fees*	4,000
Transfer Agent and Registrar Fees*	1,000
Nasdaq Filing Fees*	17,500
Miscellaneous Expenses*	1,086

TOTAL	$82,200

*
Estimated.

Item 15.  Indemnification of Officers and Directors.

    The Nevada General Corporation Law allows us to indemnify our officers and directors from liability incurred by reason of the fact that he or she is or was an officer or director of the corporation. We may authorize such indemnification if we determine that it is proper under the circumstances. This determination can be authorized based on a vote of our stockholders, by a majority vote of a quorum of directors who were not parties to the relevant legal action, or under certain circumstances, by independent legal counsel in a written opinion. The indemnification can include, but is not limited to, reimbursement of all fees, including amounts paid in settlement and attorneys' fees actually and reasonably incurred, in connection with the defense or settlement of any action or suit by the officer or director.

    We have purchased and maintained an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of our company as to which indemnification is being sought.

II–1

Item 16.  Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

Exhibit No.		Description
3	.1*	Restated Articles of Incorporation dated June 23, 2000
3	.2**	By-Laws
4	.1***	Form of Common Stock Purchase Warrant AXB
4	.2***	Form of Registration Rights Agreement 1999
4	.3+	Form of Warrant (Stonegate Securities)
4	.4++	Form of Common Stock Purchase Warrant
4.5		Form of Warrant (SCO Financial Group LLC)
5.1		Opinion of Gordon & Silver, Ltd.
10	.1+++	Common Stock and Warrant Purchase Agreement dated as of December 4, 2001
23.1		Consent of Richard A. Eisner & Company LLP, Independent Accountants
23.2		Consent of Gordon & Silver, Ltd. (included in Exhibit 5.1)
24.1		Power of Attorney (included on page II-5 of this Registration Statement)

*
Incorporated by reference to the corresponding exhibit in the Form 10-QSB previously filed by Axonyx on August 14, 2000 (File no. 00025571).

**
Incorporated by reference to the corresponding exhibit in the Registration Statement on Form 10-SB previously filed by Axonyx on March 17, 1999 (File no. 00025571).

***
Incorporated by reference to the corresponding exhibits in the Form 10-KSB previously filed by Axonyx on March 13, 2000 (File no. 00025571).

+
Incorporated by reference to the corresponding exhibit in the Form 10-KSB previously filed by Axonyx on March 22, 2001 (File no. 00025571).

++
Incorporated by reference to Exhibit 10.2 in the Form 8-K previously filed by Axonyx on December 13, 2001 (File no. 00025571).

+++
Incorporated by reference to Exhibit 10.1 in the Form 8-K previously filed by Axonyx on December 13, 2001 (File no. 00025571).

Item 17.  Undertakings.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price

II–2

    represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to

II–3

    Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2)
  For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II–4

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Santa Fe, State of California, on the 2d day of January, 2002.

AXONYX INC.

By:	/s/ MARVIN S. HAUSMAN, M.D. Marvin S. Hausman, M.D. President and Chief Executive Officer

    We, the undersigned, hereby severally constitute and appoint Marvin S. Hausman, M.D. and Michael R. Espey and each of them individually as our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in this capacities and on the dates indicated:

Signature	Title
/s/ ALBERT D. ANGEL Albert D. Angel	Chairman of the Board	January 2, 2002
/s/ MARVIN S. HAUSMAN, M.D. Marvin S. Hausman, M.D.	President and Chief Executive Officer and Director (Principal Executive Officer)	January 2, 2002
/s/ GOSSE B. BRUINSMA, M.D. Gosse B. Bruinsma, M.D.	Chief Operating Officer, Treasurer and Director (Principal Financial and Accounting Officer)	January 2, 2002
/s/ MICHAEL R. ESPEY Michael R. Espey	Vice President, Secretary, General Counsel and Director	January 2, 2002

II–5

/s/ ABRAHAM E. COHEN Abraham E. Cohen	Director	January 2, 2002
/s/ CHRISTOPHER WETHERHILL Christopher Wetherhill	Director	January 2, 2002

II–6

EXHIBIT INDEX

Exhibit No.		Description
3	.1*	Restated Articles of Incorporation dated June 23, 2000
3	.2**	By-Laws
4	.1***	Form of Common Stock Purchase Warrant AXB
4	.2***	Form of Registration Rights Agreement 1999
4	.3+	Form of Warrant (Stonegate Securities)
4	.4++	Form of Common Stock Purchase Warrant
4.5		Form of Warrant (SCO Financial Group LLC)
5.1		Opinion of Gordon & Silver, Ltd.
10	.1+++	Common Stock and Warrant Purchase Agreement dated as of December 4, 2001
23.1		Consent of Richard A. Eisner & Company LLP, Independent Accountants
23.2		Consent of Gordon & Silver, Ltd. (included in Exhibit 5.1)
24.1		Power of Attorney (included on page II-5 of this Registration Statement)

*
Incorporated by reference to the corresponding exhibit in the Form 10-QSB previously filed by Axonyx on August 14, 2000 (File no. 00025571).

**
Incorporated by reference to the corresponding exhibit in the Registration Statement on Form 10-SB previously filed by Axonyx on March 17, 1999 (File no. 00025571).

***
Incorporated by reference to the corresponding exhibits in the Form 10-KSB previously filed by Axonyx on March 13, 2000 (File no. 00025571).

+
Incorporated by reference to the corresponding exhibit in the Form 10-KSB previously filed by Axonyx on March 22, 2001 (File no. 00025571).

++
Incorporated by reference to Exhibit 10.2 in the Form 8-K previously filed by Axonyx on December 13, 2001 (File no. 00025571).

+++
Incorporated by reference to Exhibit 10.1 in the Form 8-K previously filed by Axonyx on December 13, 2001 (File no. 00025571).

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QuickLinks

Preliminary Prospectus AXONYX INC. 3,898,000 shares of common stock
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
THE COMPANY
RISKS AND UNCERTAINTIES
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Officers and Directors.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES